Exhibits 5.2 and 23.3

March 1, 2011

GMAC Capital Trust I

c/o Ally Financial Inc.

200 Renaissance Center

Detroit, Michigan 48265

Re:	GMAC Capital Trust I

Ladies and Gentlemen:

We have acted as special Delaware counsel for GMAC Capital Trust I, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 22, 2009, to be amended and restated by the form of Restated Certificate of Trust to be filed with the Secretary of State;

(b)	The Declaration of Trust of the Trust, dated as of December 22, 2009, among Ally Financial Inc. (f/k/a GMAC Inc.), a Delaware corporation (the “Company”), and the trustees of the Trust named therein, as amended and restated by the Amended and Restated Declaration Trust, dated as of December 30, 2009, among the Company and the Trustees named therein (the “Original Declaration of Trust”), and to be further amended and restated by the form of Second Amended and Restated Declaration Trust among the Company and the Trustee named therein (the “Base Declaration”);

(c)

The form of Series 1 Supplement to the Second Amended and Restated Declaration Trust among the Company and the Series 1 Trustees named therein and the form of Series 2 Supplement to the Second Amended and Restated Declaration Trust among the Company and the Series 2 Trustees

GMAC Capital Trust I

March 1, 2011

named therein (together with the Base Declaration, the “Declaration of Trust”);

(d)	The form of Trust Preferred Facility Amendment Agreement among the Company, the Trustees named therein and the United States Department of the Treasury;

(e)	Amendment Number 1 to the Registration Statement (the “Registration Statement”) on Form S-3, including a prospectus (the “Prospectus”), with respect to, among other things, the Series 1 and Series 2 Trust Preferred Securities of the Trust representing undivided beneficial interests in the assets of the applicable series of the Trust (each, a “Trust Preferred Security” and collectively, the “Trust Preferred Securities”), as filed by the Company and the Trust with the Securities and Exchange Commission on or about March 1, 2011; and

(f)	A Certificate of Good Standing for the Trust, dated March 1, 2011, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) that all documents submitted to us as forms will be executed and delivered or filed, as the case may be, by the parties thereto prior to the issuance of the Trust Preferred Securities, and (iv) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Declaration of Trust will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the formation, operation and termination of the Trust, and that the Declaration of Trust and the Certificate of Trust will be in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Preferred Security was or will be issued by the Trust (collectively, the “Trust Preferred Security Holders”) of a Trust Preferred Security Certificate for such Trust Preferred Security and the payment for such Trust Preferred Security, in accordance with the Declaration of Trust, (vii) that the Trust Preferred Securities (as defined in the Original Declaration of Trust) were authenticated, issued and sold to the Trust Preferred Security Holders

GMAC Capital Trust I

March 1, 2011

in accordance with the Original Declaration of Trust and (viii) that the Trust Preferred Securities will be authenticated, issued and sold to the Trust Preferred Security Holders in accordance with the Declaration of Trust. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2. The Trust Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, legally issued, fully paid and nonassessable undivided beneficial interests in the assets of the applicable series of the Trust.

3. The Trust Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Preferred Security Holders may be obligated to make payments as set forth in the Declaration of Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP